John Hancock Trust
AMENDMENT TO SUBADVISORY AGREEMENT
T. Rowe Price Associates, Inc.
     AMENDMENT made as of this 19th day of December, 2008 to the Subadvisory Agreement dated January 28, 1999, as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and T. Rowe Price Associates, Inc., a Maryland Corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE BV APPENDIX A
     Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended to add the following portfolio:
Small Company Trust
Classic Value Trust
(collectively, the “Portfolios,” individually, the “Portfolio”)
2.	SUBADVISORY AGREEMENT
     In all other respects, the Agreement is confirmed and remains in full force and effect.
2.	EFFECTIVE DATE
     This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Trust, (ii) the date of its execution and (iii) immediately after the effective time of the resignation of the existing subadviser to the Portfolios

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC
By:	/s/Bruce R. Speca
Bruce R. Speca
Executive Vice President

T. Rowe Price Associates, Inc.
By:	/s/Darrell N. Braman
Darrell N. Braman
Vice President

APPENDIX A
The Subadviser shall serve as subadviser for the Portfolios of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Excess Over
	$125 million	$125 million
Portfolio	of Net Assets*	of Net Assets*
Small Company Trust	0.600%	0.550%

	First	Excess Over
	$2.5 billion	$2.5 billion
Portfolio	of Net Assets*	of Net Assets*
Classic Value Trust	0.340%	0.330%

*	For purposes of determining Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio are determined by the Custodian as of the close of business on the previous business day of the Trust.
The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
If, with respect to the Portfolio, this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

John Hancock Trust
AMENDMENT TO SUBADVISORY AGREEMENT
T. Rowe Price Associates, Inc.
     AMENDMENT made as of this 9th day of January, 2009 to the Subadvisory Agreement dated January 28, 1999, as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and T. Rowe Price Associates, Inc., a Maryland Corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A
     Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended to add the following portfolio:
Mid Cap Value Trust
(the “Portfolio”)
2.	SUBADVISORY AGREEMENT
     In all other respects, the Agreement is confirmed and remains in full force and effect.
2.	EFECTIVE DATE
     This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Trust, (ii) the date of its execution and (iii) immediately after the effective time of the resignation of the existing subadviser to the Portfolio.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC
By:	/s/Bruce R. Speca
Bruce R. Speca
Executive Vice President

T. Rowe Price Associates, Inc.
By:	/s/Darrell N. Braman
Darrell N. Braman
Vice President

APPENDIX A
     The Subadviser shall serve as subadviser for the Portfolios of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Next $300	Excess Over
	$200 million	million of	$500 million
	of Aggregate	Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*
Mid Cap Value Trust	0.450%	0.400%	0.3750%

*	The term Aggregate Net Assets for a given day includes the net assets of the Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser or co-subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian or fund accountant as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day of that other portfolio.

Trust Portfolio^		Other Portfolio(s)

Mid Cap Value Trust	—	Mid Cap Value Fund, a series of John Hancock Funds II
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio that are managed by the Subadviser. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of deterrnining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginmng of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.